Exhibit 10.1

FIRST ADDENDUM TO
CONVERTIBLE PROMISSORY NOTE

This First Addendum to Convertible Promissory Note (this “Agreement”) dated November 30, 2011 to be effective as of November 28, 2011 (the “Effective Date”), is by, between Savoy Energy Corporation, a Nevada corporation (“Savoy” or the “Company”) and ASL Energy, Corp., a Texas corporation and or its assigns (“ASL”) sometimes hereinafter being referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Savoy and ASL previously entered into a Convertible Promissory Note (the “Note”) on or around September 9, 2011, a copy of which is attached hereto as Exhibit A;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Note;

WHEREAS, the Note evidenced the amount of $105,000 owed to ASL by Savoy (the “Principal Amount”);

WHEREAS, effective as of the Effective Date of this Agreement, ASL has loaned Savoy an additional $4,750 (the “Additional Loan”); and

WHEREAS, the Parties desire to enter into this Agreement to amend the Note to increase the Principal Amount in connection with the Additional Loan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained and set forth in the Note, ASL agreeing to make the Additional Loan, and other consideration, which consideration the Parties hereby acknowledge and confirm the sufficiency thereof, the Parties hereto agree as follows:

1. Amendment to Note.   The Parties agree that effective as of the Effective Date, and in connection with the Additional Loan, the Note shall evidence an aggregate principal amount of $109,750 due to ASL from Savoy pursuant to the terms of the Note.  Notwithstanding the above, and for the sake of clarity and in an abundance of caution, each reference in the Note to “$105,000” or “One Hundred and Five Thousand Dollars”, shall, effective as of the Effective Date, be automatically replaced by and refer to “$109,750” and “One Hundred and Nine Thousand Seven Hundred and Fifty Dollars”, respectively. The amendment set forth in this Section 1 shall have no effect on any interest accrued on the Note from the date the Note was entered into between the Parties until the Effective Date, which the Parties confirm remain outstanding and unpaid as of the date of this Agreement.

2.           Reconfirmation of Note. The Parties hereby reaffirm all terms, conditions, covenants, representations and warranties made in the Note, to the extent the same are not amended hereby.

3.           Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Note to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Note as modified or amended hereby.

4.           Note to Continue in Full Force and Effect.  Except as specifically modified herein, the Note and the terms and conditions thereof shall remain in full force and effect.

5.           Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

THE “COMPANY”
Savoy Energy Corporation

/s/ Arthur Bertagnolli
Arthur Bertagnolli
Chief Executive Officer

“ASL”
ASL Energy, Corp.

/s/ Daniel Vesco
Daniel Vesco
President